12/04/2008


                           CASH BONUS UNITS AGREEMENT



         This agreement (the "AGREEMENT") is made and entered into as of December 4, 2008 between Sandell Asset Management Corp. ("SANDELL") and Stephen Beasley (the "CONSULTANT").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, Sandell has engaged the services of the Consultant in connection with a proxy contest for seats on the board of directors of Southern Union Company ("SOUTHERN UNION").

         WHEREAS, Sandell desires to provide compensation to the Consultant in the form of a bonus, the value of which may be based in part on the value of shares of Southern Union, subject to the terms and conditions set forth in this Agreement; and

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

         1.  DEFINITIONS.   Whenever  the  following  terms  are  used  in  this
Agreement, they shall have the meanings set forth below.

         "2009 ANNUAL MEETING" means the 2009 annual meeting of Southern Union stockholders, including any adjournment, postponement or special meeting held in lieu thereof.

         "CASH BONUS UNIT" means the right to receive an amount in cash equal to the CBU Price as set forth in Section 2.

         "CBU PRICE" means the excess of the Exercise Price over $13.50.

         "EXERCISE DATE" means the date of delivery of the most recent Exercise Notice to Sandell by the Consultant in accordance with the terms of this Agreement.

         "EXERCISE NOTICE" means a written notice of exercise of the right to payment of Cash Bonus Units pursuant to this Agreement, substantially in the form attached hereto as Annex A. Such notice shall be delivered by the Consultant to Sandell by fax with such delivery to be confirmed by telephone by Consultant.

         "EXERCISE PERIOD" means before January 1, 2010 and after the earlier of
(i) May 7, 2009, (ii) the 2009 Annual Meeting or (iii) the Consultant's appointment to the board of directors of Southern Union.

         "EXERCISE PRICE" means the value, in dollars, equal to (i) the closing share price of common stock of Southern Union on the New York Stock Exchange on the day preceding the Exercise Date, plus (ii) the per share value (equal to the amount of cash per share paid by Southern Union or equal to the fair market value as determined in good faith by Sandell paid by Southern Union if other than in cash) of any special dividend or distributions paid to holders of common stock of Southern Union from the date of this Agreement through the Exercise Date, provided that in no event shall the Exercise Price include any amounts received as regularly scheduled quarterly dividend payments by Southern Union.

         "SUCCESS FEE COLLAR" means $1,150,000.

         2. GRANT OF CASH BONUS UNITS. Sandell grants Consultant 100,000 Cash Bonus Units. Consultant may exercise the Cash Bonus Units as set forth in
Section 3.2, in up to three (3) elections, at any time during the Exercise Period, provided that (i) any such exercise shall be for a minimum of 10,000 Cash Bonus Units, (ii) no notice has been given or payment made under Section 3.1, and (iii) the aggregate of any payments made under Sections 3.1, 3.2 and
3.3 are less than the Success Fee Collar.

         3. PAYMENT OBLIGATION. Sandell hereby agrees to pay Consultant the following amounts:

                 3.1. MINIMUM FEE. Sandell agrees to pay the Consultant, within five (5) business days of receipt of a notice from the Consultant, a minimum fee, if such amount is greater than zero, of $150,000 (the "Minimum Fee") less any payments made pursuant to Sections 3.2 and 3.3. The Consultant may only exercise the right to this payment during the Exercise Period. In the event that the Consultant provides notice pursuant to this Section 3.1, all outstanding and remaining Cash Bonus Units will be cancelled and no further payment will be due in respect of such Cash Bonus Units under Sections 3.1, 3.2, 3.3 or 3.5.

                 3.2. SUCCESS FEE. Sandell agrees to pay the Consultant within five (5) business days of an Exercise Date falling within the Exercise Period, an amount equal to the Cash Bonus Units exercised in an Exercise Notice multiplied by the CBU Price, unless notice has been provided under Section 3.1 on or prior to such Exercise Date. Nothwithstanding anything contained in this Agreement to the contrary, in no event shall the aggregate amount of payments made pursuant to Sections 3.1, 3.2, 3.3 and 3.5 exceed the Success Fee Collar.

                 3.3. SUCCESS FEE COLLAR. Sandell agrees to pay Consultant the Success Fee Collar less any payments made pursuant to Section 3.2, if, during the Exercise Period, the combination of (i) any payments made pursuant to
Section 3.2, and (ii) Consultant's unexercised and uncancelled Cash Bonus Units multiplied by the CBU Price (assuming Consultant had delivered an Exercise Notice), is equal to or greater than the Success Fee Collar. If Sandell pays the Success Fee Collar, all outstanding and remaining Cash Bonus Units will be cancelled. Nothwithstanding anything contained in this Agreement to the contrary, in no event shall the aggregate amount of payments made pursuant to Sections 3.1, 3.2, 3.3 and 3.5 exceed the Success Fee Collar.

                 3.4. SUPER SUCCESS FEE. In addition to the fees set out in Sections 3.1 3.2, 3.3 and 3.5 if, on any date during calendar year 2009, the aggregate of (i) the closing share price of common stock of Southern Union on the New York Stock Exchange on such date, plus (ii) the per share value (equal to the amount of cash per share paid by Southern Union or equal to the fair market value as determined in good faith by Sandell if paid by Southern Union other than in cash) of any special dividend or distributions paid to holders of common stock of Southern Union on or after January 1, 2009 through such date (provided that in no event shall such aggregate amount include any amounts received as regularly scheduled quarterly dividend payments by Southern Union) is equal to or greater than $30 per share (the "Threshold Price"), Sandell agrees to pay to the Consultant within five (5) business days of the Threshold Price being met, an amount equal to $250,000.

                 3.5. FINAL PAYMENT. If Consultant has not delivered notice under Section 3.1 prior to December 31, 2009 , Sandell shall pay Consultant on December 31, 2009, an amount equal to the greater of (i) the Minimum Fee, minus any payments made under section 3.2, and (ii) subject to the final sentence of
Section 3.3, the remaining unexercised and uncancelled Cash Bonus Units, if any, multiplied by the CBU Price (calculated as if December 31, 2009 were the Exercise Date). Notwithstanding anything herein to the contrary, Sandell agrees to make all payments due and payable under Section 3 during the 2009 calendar year.

         4. TERMINATION. This Agreement shall terminate if (i) prior to the 2009 Annual Meeting, the Consultant dies or becomes permanently disabled and unable to perform his duties under the Nominee Agreement dated December 4, 2008 between Consultant and Sandell, (ii) prior to the 2009 Annual Meeting, the Consultant is no longer willing or eligible to serve on a slate of candidates for election to, or as a member of, the board of Southern Union, (iii) in the event Consultant is elected, Consultant resigns from the Board prior to May 9, 2010, unless such resignation results from a business transaction approved by the Southern Union board, or (iv) agreed to by the parties.

         5. MISCELLANEOUS.

                 5.1.  AMENDMENTS  AND  WAIVERS.  This  Agreement  may   not  be
amended, modified, supplemented or terminated without the written consent of each of the parties hereto.

                 5.2. NOTICES. All notices and other communications provided for or permitted hereunder to any party shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given when delivered in person, by facsimile, by nationally-recognized overnight courier, or by first class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee as follows:

If to Sandell, to:

                               Sandell Asset Management Corp.
                               40 West 57th Street, 26th floor
                               New York, NY 10019
                               Attn:    Mr. Richard Gashler
                               Fax No.:

                               With a copies to:

                               Schulte Roth & Zabel LLP
                               919 Third Avenue
                               New York, New York  10022
                               Attention:  Marc Weingarten
                                           David Rosewater
                               Telephone:  (212) 756-2000
                               Fax:        (212) 593-5955



If to the Consultant, to:

                               Stephen Beasley
                               c/o Eaton Group, Inc.
                               2 Eaton Court
                               Houston, TX 77024
                               Telephone:  (713) 534-1941
                               Fax:        (713) 975-6412

All such notices, requests, consents and other communications shall be deemed to have been delivered (i) in the case of personal delivery or delivery by confirmed facsimile, on the date of such delivery, (ii) in the case of nationally-recognized overnight courier, on the next business day and (iii) in the case of mailing, on the third business day following such mailing if sent by certified mail, return receipt requested.

                 5.3. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and permitted assigns. Neither party to this Agreement may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party.

                 5.4. NO THIRD PARTY BENEFICIARIES.  This   Agreement shall  not
confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns

                 5.5. COUNTERPARTS. This Agreement may be executed in two or more counterparts or counterpart signature pages, each of which, when so executed and delivered, shall be deemed to be an original, but all of which counterparts, taken together, shall constitute one and the same instrument.

                 5.6. CAPTIONS. The captions preceding the sections of this Agreement have been inserted solely as a matter of convenience and shall not in any manner define or limit the scope or intent of any provision of this Agreement.

                 5.7. SEVERABILITY. In the event that any one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the other remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

                 5.8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

                 5.9. CONSENT TO JURISDICTION. Each party hereto hereby irrevocably and unconditionally agrees that any action, suit or proceeding, at law or equity, arising out of or relating to this Agreement shall only be brought in any federal court of the Southern District of New York or any state court located in New York County, State of New York, and hereby irrevocably and unconditionally expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waives (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such action, suit or proceeding. Each party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts.

                 5.10.  ENTIRE  AGREEMENT.  With  the  exception  of   (i)   the
Consulting Agreement, dated December 4, 2008, between Eaton Group, Inc. and Sandell, and (ii) the Nominee Agreement, dated December 4, 2008, between Consultant and Sandell, (x) this Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein; (y) there are no restrictions, promises, representations, warranties, covenants or undertakings relating to such subject matter, other than those set forth or referred to herein; and (z) this Agreement supersedes all prior agreements and understandings between the parties hereto with respect to such subject matter. In the event that there is a conflict between this Agreement and the Consulting Agreement or Nominee Agreement, this Agreement will control.

                 5.11.  SURVIVAL.  Sections  5.8  and  5.9  shall  survive   any
termination of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                           SANDELL ASSET MANAGEMENT CORP.


                                           By: /s/ Patrick T. Burke
                                              ----------------------------------
                                              Name: Patrick T. Burke
                                              Title: Senior Managing Director



                                           CONSULTANT


                                           /s/ Stephen Beasley
                                           -------------------------------------
                                           Stephen Beasley

                                                                      12/04/2008


                                     Annex A

                             Form of Exercise Notice

         On this __ day of ___________, 2009, I hereby give Sandell Management Corp. Exercise Notice of the following number of Cash Bonus Units



         Number of Cash Bonus Units Exercised                  ________________.

         Exercise Price                                        ________________.

         Value of Cash Bonus Units Exercised in this Notice    ________________.

         Method of Payment

                 ____     Wire Transfer

                 ____     Check

         Payment Instructions                                  ________________.





                                 -------------------------------------
                                 Stephen Beasley